As filed with the Securities and Exchange Commission on February 13, 2025

Registration No. 333-253099

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BM Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	82-3410369
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

171 North Winstead Avenue

Rocky Mount, North Carolina 27804

(252) 937-2152

 (Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Danialle Evans

Chief Financial Officer & Treasurer

171 North Winstead Avenue

Rocky Mount, North Carolina 27804

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael P. Reed

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

(212) 841-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) by BM Technologies, Inc., a Delaware corporation (the “Registrant”): Registration Statement No. 333-253099, registering the offer and sale from time to time by the selling stockholders identified in the Registration Statement of up to 10,259,320 shares of the Registrant’s common stock and warrants to purchase up to 6,945,778 shares of the Registrant’s common stock, and the offer and sale of up to 17,250,000 shares of common stock issuable by the Registrant upon the exercise of outstanding warrants that were previously registered, which was initially filed with the SEC on February 12, 2021, and subsequently amended on July 19, 2021, July 22, 2021 and July 26, 2021.

On January 31, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 24, 2024, by and among the Registrant, First Carolina Bank, a North Carolina state-chartered bank (“First Carolina Bank”), and Double Eagle Acquisition Corp, Inc., a Delaware corporation and wholly owned subsidiary of First Carolina Bank (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of First Carolina Bank.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, by filing this Post-Effective Amendment, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statement, if any, as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on February 13, 2025.

BM TECHNOLOGIES, INC.

By:	/s/ Danialle Evans
	Name:	Danialle Evans
	Title:	Chief Financial Officer & Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 in reliance on Rule 478 of the Securities Act of 1933, as amended.

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